EXHIBIT 10.32

SIXTH AMENDMENT TO THE PROFIT PARTICIPATION PLAN OF MOODY’S CORPORATION

The Profit Participation Plan of Moody’s Corporation is hereby amended as follows, effective as of the date this Sixth Amendment is adopted:

1.	Section 1.41A is amended to read as follows:

“Spouse” shall mean the spouse of a Member. Effective as of September 16, 2013 (or, if a different date is permitted or required by Internal Revenue Service guidance for any particular purpose, the date specified in such guidance for such purpose), such determination shall be made based on the laws of the state where the marriage is initially established as provided in Revenue Ruling 2013-17.

2.	All references in the Plan to “spouse” are amended to read “Spouse”.

MOODY’S 2013 ANNUAL REPORT	10.36